EIGHTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CDW CORPORATION
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The undersigned, being an authorized officer of CDW Corporation, a corporation duly organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:
FIRST: The original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on May 25, 2007 under the name VH Holdings, Inc.
SECOND: That an Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on October 5, 2007. The Second Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on October 11, 2007. The Third Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on March 7, 2008. The Fourth Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on August 17, 2010. The Fifth Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on June 13, 2013 and a Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on each of May 19, 2016, May 23, 2018 and May 20, 2021, respectively. The Sixth Restated Certificate of Incorporation was filed with the Delaware Secretary of State on May 20, 2021. The Seventh Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 18, 2023 (the “Seventh Amended and Restated Certificate of Incorporation”);
THIRD: This Eighth Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) amends and restates the Seventh Amended and Restated Certificate of Incorporation of the Corporation in its entirety to read as set forth on Exhibit A attached hereto and made a part hereof; and
FOURTH: This Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation, in accordance with Sections 242 and 245 of the Delaware General Corporation Law.
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IN WITNESS WHEREOF, the undersigned does hereby certify under penalties of perjury that this Certificate of Incorporation is the act and deed of the undersigned and the facts stated herein are true and accordingly has hereunto set his or her hand this 22nd day of May, 2026.

CDW Corporation, a Delaware corporation

By:	/s/ Frederick J. Kulevich
Name:	Frederick J. Kulevich
Title:	Chief Legal Officer and Executive Vice President, Risk and Compliance, and Corporate Secretary

Exhibit A
EIGHTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CDW CORPORATION
ARTICLE ONE
The name of the corporation is CDW Corporation (the “Corporation”).
ARTICLE TWO
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company. The registered office and/or registered agent of the Corporation may be changed from time to time by resolution of the Board of Directors of the Corporation (the “Board of Directors”).
ARTICLE THREE
The nature of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE FOUR
Section 1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,100,000,000 shares, consisting of:
1. 100,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”); and
2. 1,000,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”).
The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.
Section 2. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers, preferences, and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to applicable law and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors fixing the number of shares constituting a series of Preferred Stock, the Board of Directors may increase or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) by resolution the number of shares of any such series of Preferred Stock. In the event that the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the undesignated status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock subject to the requirements of applicable law. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, without the separate vote of the holders of the Preferred Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 3. Common Stock.
(a) Except as otherwise provided by the DGCL or this Eighth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock).
(b) Except as otherwise required by law or expressly provided in this Certificate of Incorporation, each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.
(c) Subject to the rights of the holders of Preferred Stock and to the other provisions of this Certificate of Incorporation, holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.
(d) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and any other payments required by law and amounts payable upon shares of Preferred Stock ranking senior to the shares of Common Stock upon such dissolution, liquidation or winding up, if any, the remaining net assets of the Corporation shall be distributed to the holders of shares of Common Stock and the holders of shares of any other class or series ranking equally with the shares of Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Paragraph (d).
ARTICLE FIVE
The Corporation is to have perpetual existence.
ARTICLE SIX
Section 1. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation (as amended, the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
Section 2. Number of Directors. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall initially be three (3) and, thereafter, shall be fixed from time to time exclusively by resolution of the Board.

Section 3. Classes of Directors. All directors shall be of one class, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances.
Section 4. Election and Term of Office. A nominee for director shall be elected to the Board of Directors at a duly called meeting of the stockholders at which a quorum is present if the votes of shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote in the election of directors cast “for” such nominee’s election exceed the votes of shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote in the election of directors cast “against” such nominee’s election (with “abstentions” and “broker non-votes” not counted as votes cast either “for” or “against” that nominee’s election); provided, however, that directors shall be elected by a plurality of the votes cast at any duly called meeting of the stockholders for which (i) the secretary of the Corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set forth in the Bylaws of the Corporation; and (ii) such nomination has not been withdrawn by such stockholder on or prior to the tenth (10th) day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders. If directors are elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.
If an incumbent director is not elected by a majority of votes cast (unless, pursuant to the immediately preceding paragraph, the director election standard is a plurality), the incumbent director shall promptly tender his or her resignation to the Board of Directors for consideration. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the director’s resignation, or whether other action should be taken. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision within ninety (90) days from the date of the certification of the election results. An incumbent director who tenders his or her resignation for consideration will not participate in the Nominating and Corporate Governance Committee’s or the Board of Directors’ recommendation or decision, or any deliberations related thereto.
If a director’s resignation is accepted by the Board of Directors pursuant to this Section 4, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors may fill the resulting vacancy pursuant to the provisions of Section 5 of this Article Six or may decrease the size of the Board of Directors pursuant to Section 2 of this Article Six. If a director’s resignation is not accepted by the Board of Directors pursuant to this Section 4, such director will continue to serve until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.
Directors shall be elected to hold office until the annual meeting of stockholders held in the year following the year of their election and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. If any director who at the time of his or her most recent election or appointment to a term on the Board of Directors was an officer of the Corporation ceases to be an officer of the Corporation during such term as director, such director shall no longer be qualified to be a director and shall immediately cease to be a director without any further action unless otherwise determined by the Board of Directors. Nothing in this Certificate of Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
Section 5. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified. A director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 6. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding and notwithstanding any other provision of this Certificate of Incorporation, directors may be removed with or without cause upon the affirmative vote of stockholders representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (“Voting Stock”), at a meeting of the Corporation’s stockholders called for that purpose. Any director may resign at any time upon written notice to the Corporation.
Section 7. Rights of Holders of Preferred Stock. Notwithstanding the provisions of this ARTICLE SIX, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designation governing such series.
Section 8. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.
ARTICLE SEVEN
Section 1. Limitation of Liability.
(a) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader rights than permitted prior thereto), no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director or officer. For purposes of this Article SEVEN, “officer” shall have the meaning provided in Section 102(b)(7) of the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time.
(b) Any amendment, repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification.
ARTICLE EIGHT
Section 1. Action by Written Consent. Subject to the provisions of this Certificate of Incorporation and applicable law, any action required or permitted to be taken by the Corporation’s stockholders may be effected only at a duly called annual or special meeting of the Corporation’s stockholders, except that the holders of the Corporation’s Common Stock may take action by written consent in lieu of a meeting if, and only if, all of the conditions set forth in this Section 1 are satisfied.
(a)Record holders of not less than twenty-five percent (25%) of the outstanding shares of Common Stock of the Corporation entitled to vote on the action or actions proposed to be taken (the “Requisite Percentage”) shall have delivered one or more written requests to the Secretary of the Corporation requesting that the Board of Directors fix a record date for determining the stockholders entitled to deliver written consents.

(b)Each request to fix a record date shall: (i) describe the action proposed to be taken by written consent, including the text of any resolutions proposed to be adopted; (ii) include all information required by applicable law, this Certificate of Incorporation and Article II, Section 3(d)(i)-(viii) of the Bylaws of the Corporation, as may be amended from time to time; and (iii) include an agreement by the requesting stockholder or stockholders to solicit written consents from all stockholders entitled to vote on the proposed action. The Corporation may require the requesting stockholder or stockholders to furnish such additional information as the Corporation may reasonably request to determine the validity of such request or whether the proposed action may be taken by written consent.

(c)Following receipt of a written request to fix a record date, the Board of Directors shall determine in good faith whether such request complies with this Certificate of Incorporation and applicable law and whether the proposed action may properly be effected by written consent. If the Board of Directors determines that the request is valid, the Board of Directors shall adopt a resolution fixing a record date for determining the stockholders entitled to deliver written consents, which record date shall not precede the date on which such resolution is adopted and shall not be more than ten (10) days thereafter. If the Board of Directors fails to fix a record date within the time required by applicable law, the record date shall be determined in accordance with the Delaware General Corporation Law. If the Board of Directors determines that any written request to fix a record date or any action by written consent was not properly made in accordance with this Certificate of Incorporation or applicable law, such request or action shall be null and void to the fullest extent permitted by law. Any determination by the Board of Directors made in good faith pursuant to this Section 1 shall be binding on the Corporation and its stockholders to the fullest extent permitted by law.

(d)Stockholders shall not be entitled to act by written consent in lieu of a meeting if: (i) the request to act by written consent does not comply with this Section 1; (ii) the request or solicitation involves a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other applicable law; (iii) the proposed action is not a proper subject for stockholder action under applicable law; (iv) the request is received during the period commencing ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders and ending on the date of the final adjournment of the next annual meeting of stockholders; (v) an identical or substantially similar item, as determined by the Board of Directors (a “Similar Item”), was presented at any meeting of stockholders held not more than one hundred twenty (120) days prior to receipt of the request; or (vi) the Board of Directors has called or calls for an annual or special meeting of stockholders to be held within ninety (90) days after receipt of the request and determines that the business of such meeting includes (among any other matters properly brought before such meeting) a Similar Item.

(e)Stockholders may take action by written consent only if written consents are solicited by the stockholder or stockholders seeking to take such action from all holders of capital stock of the Corporation entitled to vote on the matter, in accordance with this Section 1, Regulation 14A under the Exchange Act, without reliance on Rule 14a-2(b)(2) thereunder, and applicable law.

(f)Written consents setting forth the action or actions proposed to be taken shall be delivered to the Corporation in the manner prescribed by Section 228(c) and (d) of the Delaware General Corporation Law, and shall be delivered to the Corporation’s principal executive offices, directed to the attention of the Secretary of the Corporation, or to such other person or address as the Corporation may designate from time to time for the receipt of written consents. No written consent shall be valid or effective unless delivered to the Corporation after a valid record date has been fixed pursuant to this Section 1 and within the time period permitted by applicable law.

(g)Following a determination by the Board of Directors that written consents purporting to authorize corporate action have been properly delivered and may be reviewed for certification, the Corporation shall engage one or more independent inspectors of election to perform a ministerial review of the written consents and any revocations thereof. The role of the inspector or inspectors shall be limited to verifying, based on the records of the Corporation and any determinations of the Board of Directors, whether the written consents and revocations reflect that holders of not less than the minimum number of votes required to authorize the proposed action have delivered valid written consents.
No action by written consent shall be effective unless and until the inspector or inspectors certify to the Corporation that valid written consents representing the requisite number of votes have been delivered in accordance with this Section 1 and applicable law. Any action by written consent shall become effective only as of the date and time of such certification and shall not relate back to the date on which the written consents were delivered to the Corporation. Such certification shall be recorded in the records of the Corporation maintained for the purpose of recording the proceedings of meetings of stockholders, and the written consents and any revocations thereof shall be filed with such records.

(h)Written consents may be revoked at any time prior to the effectiveness of the action to which such written consents relate. Any revocation shall be delivered to the Corporation in the same manner as written consents. If, at any time prior to effectiveness, the requesting stockholder or stockholders cease to represent the Requisite Percentage, the Board of Directors may, in its discretion, terminate the written consent process and revoke the fixing of the record date.

(i)Notwithstanding anything to the contrary contained in this Certificate of Incorporation, none of the foregoing provisions of this Section 1 shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors.
Section 2. Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only (i) by or at the direction of the Board of Directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Corporation would have if there were no vacancies, or (ii) subject to the requirements and limitations in Section 3 of ARTICLE II of the Bylaws, by the Secretary, the Chair of the Board or the Board of Directors upon the written request of one or more stockholders of Common Stock entitled to cast on the matter(s) to be brought before the Stockholder Requested Special Meeting (as defined in the Bylaws) not less than twenty-five percent (25%) of the voting power of all outstanding shares of the Common Stock as of the date of the request, which request complies with the procedures for calling a special meeting of stockholders as set forth in the Bylaws, as may be amended from time to time. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting.
ARTICLE NINE
Reserved.
ARTICLE TEN
Reserved.

ARTICLE ELEVEN
Section 1. Amendments to the Bylaws. In furtherance and not in limitation of the powers conferred by law, the Corporation’s Bylaws may be amended, altered or repealed and new bylaws made by (i) the Board or (ii) in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class.
Section 2. Amendments to this Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein and by law, and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, no provision of ARTICLE SIX, ARTICLE SEVEN, ARTICLE EIGHT, ARTICLE TEN, ARTICLE ELEVEN or ARTICLE TWELVE of this Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision of this Certificate of Incorporation or the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of holders of at least a majority of the voting power of all outstanding shares of Voting Stock, voting together as a single class, at a meeting of the Corporation’s stockholders called for that purpose.
ARTICLE TWELVE
The Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL, this Certificate of Incorporation (as may be amended, altered, changed or repealed in accordance with Section 2 of ARTICLE ELEVEN) or the Bylaws of the Corporation or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this ARTICLE TWELVE shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this ARTICLE TWELVE (including, without limitation, each portion of any sentence of this ARTICLE TWELVE containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE TWELVE.
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